EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS YEAR-END 2011 RESULTS

LANSING, Mich.: March 29, 2012:  A net loss of $6.5 million, or ($0.16) per share, was reported for the fourth quarter of 2011, compared to a net loss of nearly $84.2 million, or ($3.95) per share, for the corresponding period in 2010 and a net loss of $22.8 million, or ($0.55) per share in the third quarter of 2011.  The following key factors contributed to these significantly improved operating results.

➢	After removing the impact of bank divestitures:

•	The provision for loan losses decreased nearly 78 percent from the same quarter of 2010.
•	Employee compensation and benefits expense decreased 10 percent from the same period in 2010.
•	Total operating expenses declined 68 percent year-over-year.
•
On a linked-quarter basis, comparable positive trends were reflected in the provision for loan losses (down 76 percent), employee compensation and benefits expense (down 7 percent) and total operating expenses (down 4.5 percent).

Consolidated assets declined about 38 percent to $2.2 billion at December 31, 2011 from the $3.5 billion reported at December 31, 2010, and nearly 11 percent on a linked-quarter basis from the approximate $2.5 billion reported for the third quarter of 2011, as a result of bank divestitures and ongoing balance sheet deleveraging strategies.  Eliminating the effect of bank divestitures, total portfolio loans decreased 20 percent to nearly $1.7 billion at December 31, 2011, from $2.1 billion reported for year-end 2010.  Despite this decline, a continued focus on higher levels of corporate-wide liquidity and early signs of economic improvement in certain markets has enabled the Corporation to prudently manage its earning-asset profile and stabilize its net interest margin at approximately 2.9 percent over recent quarters.  Deposits reflected a 15 percent decline to $2.0 billion from $2.4 billion reported at December 31, 2010; however, the Corporation’s consistent focus on core funding sources resulted in an ongoing favorable improvement in deposit mix as noninterest-bearing deposits were in excess of 17 percent of total deposits at December 31, 2011, compared to less than 16 percent at year-end 2010.

Capitol’s Chairman and CEO Joseph D. Reid said, “We continue to focus on managing risk and improving liquidity, while enhancing balance sheet strength.  We are actively pursuing all strategic alternatives and prospective sources of support as we continue to address challenges throughout the markets in which we operate.  Over the last few years, more than twenty affiliates have been divested and several have been consolidated regionally as part of our efforts to reallocate equity capital across our affiliate bank network.  Current levels of nonperforming assets continue to require significant capital and managerial resources; however, we are encouraged by positive trends in asset quality and operating performance within the various regions in which Capitol operates.”

“Another quarter of active management and resolution-oriented focus resulted in net loan charge-offs of approximately $13.9 million, a decrease from $25.3 million for the corresponding period of 2010 and $26.2 million linked-quarter,” added Mr. Reid.  “In addition, from the first quarter of 2011 through year-end, (excluding the effect of affiliate divestitures), total nonperforming loans have declined 19 percent and total nonperforming assets have fallen 15 percent.  This continued decline is encouraging and we perceive these trendlines as an indication of continued improving fundamentals.”

Quarterly Performance
In the fourth quarter of 2011, consolidated net operating revenues from continuing operations increased to nearly $25.8 million from $23.8 million for the corresponding period of 2010.  The net interest margin decreased slightly to 2.90 percent for the three months ended December 31, 2011 from 2.94 percent for the comparable period of 2010 and 2.97 percent on a linked-quarter basis.  Cash and cash equivalents were $387 million, or nearly 18 percent of consolidated total assets at December 31, 2011 (and up materially on a percentage basis from the approximate 12 percent level recorded at year-end 2010, when eliminating the impact of bank divestitures).  The Corporation continues to focus on liquidity to manage its balance sheet in the face of continued economic and other constraints, despite the negative short-term effect on net interest income and other traditional noninterest fee revenue.  Other noninterest income totaled nearly $10.4 million, compared to $6.6 million in the comparable 2010 period, fueled in large part by litigation recoveries on distressed assets.  Core noninterest revenue components, which consist primarily of trust and mortgage fees and SBA premiums, declined modestly, partly attributable to Capitol’s divestiture activities, while service charges on deposit accounts remained relatively static in the quarter.

The Corporation continues to reduce operating expenses.  Total noninterest expenses decreased dramatically in the recent quarter to $29.1 million from $91.9 million for the three months ended December 31, 2010, after eliminating the impact of bank divestitures.  The fourth quarter of 2010 reflected a $59.7 million goodwill impairment charge (excluding discontinued operations), contributing to the significant decline on a comparable basis.  Costs associated with foreclosed properties and other real estate owned decreased to $5.6 million in the fourth quarter of 2011, as the Corporation continues to work through problem asset resolution, compared to nearly $7.0 million in the previous quarter, although these costs increased from the $4.6 million reported for the fourth quarter of 2010.  FDIC insurance premiums and other regulatory fees decreased from $3.4 million in 2010’s fourth quarter to $1.9 million in the most recent three-month period.  Combined, these two expense areas totaled nearly $7.6 million in the most recent quarter, a decrease from the combined approximate $8.1 million level during the corresponding period of 2010.  Further, on a core, controllable-expense basis, year-over-year compensation costs declined more than 10 percent, from nearly $12.9 million in the 2010 period to approximately $11.6 million in 2011’s fourth quarter.

The fourth quarter 2011 provision for loan losses decreased dramatically to approximately $4.3 million from $19.2 million for the corresponding period of 2010, and the approximate $17.5 million on a linked-quarter basis, after the impact of bank divestitures.  During the fourth quarter of 2011, net loan charge-offs totaled $13.9 million, a significant decrease from 2010’s corresponding level of approximately $25.3 million and the linked-quarter level of $26.2 million, as the Corporation continues to aggressively manage its exposure to nonperforming loans.

Continued legacy costs associated with problem asset resolution system-wide were major reasons for the core operating net loss in the three-month period.  However, Capitol is encouraged that aggregate levels of nonperforming loans reflected notable declines from the third quarter when compared to year-end as follows: Arizona (down 13.2 percent), Michigan (down 4.8 percent) and Nevada (down 12.6 percent).

Results for 2011
Net operating revenues increased for 2011 to nearly $109.0 million, compared to $94.2 million for the corresponding period of 2010, an increase fueled almost exclusively by the nearly $17 million gain on an exchange of trust preferred securities recorded in the first quarter of 2011.  Excluding this significant component, and other more modest gain-on-sale activities in the periods, core operating revenue consisting of net interest income and traditional fee revenues was generally consistent with the year-ago period, but reflective of a shrinking balance sheet, after removing the impact of the divestiture activities.  While continued divestiture activity and significant deleveraging of Capitol’s operations, coupled with measures designed to enhance liquidity levels, has contributed to the reduction in core operating revenues, ongoing system-wide management of asset mix and funding sources has helped mitigate the adverse impact of these declines.  The provision for loan losses of approximately $41.4 million for the twelve months of 2011 was a significant decrease from the nearly $148.3 million reported for the comparable 2010 period.  Including the modest first quarter profit which was driven by the gain on the exchange of trust preferred securities, the Corporation reported a net loss of $45.4 million for the year ended December 31, 2011, a notable improvement from the $225.2 million loss reported for 2010.  On a per share basis, the net loss for the year was $1.17, a dramatic improvement over the $11.16 reported for the corresponding period in 2010, tempered by a significantly expanded share count attributable to the trust preferred exchange.

Balance Sheet
Divestiture efforts and ongoing balance sheet deleveraging are focused on strengthening consolidated capital ratios, although the Corporation continues to be classified as “undercapitalized.”  The challenges, and multiple efforts to address this capital-restoration priority, remain ongoing.  As of December 31, 2011, Capitol has a $205.9 million valuation allowance related to deferred tax assets, which may be released upon a sustained return to profitability.  In July, Capitol announced that it had adopted a Tax Benefits Preservation Plan designed to preserve substantial tax assets.  This plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes.  The purpose of such a plan is to protect Capitol’s ability to carry forward its net operating losses and certain other tax attributes for utilization in certain circumstances to offset future taxable income and reduce its federal income tax liability.

Net loan charge-offs of 3.24 percent of average loans (annualized) for the fourth quarter of 2011 represented a notable decrease from the 4.68 percent in the corresponding period of 2010 (excluding discontinued operations) and 5.61 percent on a linked-quarter basis.  Recent activity reflected some encouragement in the trend of a declining level of nonperforming loans in the Arizona Region (a $19.1 million decline from year-end 2010), the Great Lakes Region (a $22.6 million decline from year-end 2010) and the Nevada Region (a $24.8 million decline from year-end 2010).  The consolidated coverage ratio of the allowance for loan losses in relation to nonperforming loans was 41.33 percent at December 31, 2011, fairly consistent with levels reported in recent quarters.  The allowance for loan losses as a percentage of portfolio loans remained relatively constant with recent periods at 5.56 percent, compared to 5.72 percent linked-quarter, and 5.52 percent at year-end 2010.

Comprehensive Capital Strategy
In December 2010, Capitol announced a comprehensive capital strategy focused on the enhancement of the Corporation’s capital levels.  Those initiatives are designed to augment existing strategic efforts focused on affiliate divestitures, operational cost savings, balance-sheet deleveraging and liquidity.  The Corporation successfully completed the first of these capital initiatives, an offer to exchange outstanding trust preferred securities for previously-unissued shares of its common stock.  On January 31, 2011, those exchanges resulted in an additional $19.5 million of equity for Capitol, the issuance of approximately 19.5 million previously-unissued shares of its common stock and the elimination of approximately $2.4 million of annual interest expense in future periods.  Additional prospective debt-for-equity exchanges are being assessed, as well as potential external capital sources the Corporation continues to pursue.

Affiliate Bank Divestitures
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  During the fourth quarter, the divestitures of California-based Bank of Feather River, Indiana-based Evansville Commerce Bank and Texas-based Bank of Las Colinas were completed.  These three recent transactions involved more than $150 million of assets and the reallocation of nearly $10 million of capital for reinvestment in Capitol’s remaining bank affiliates.  After the close of the fourth quarter, Capitol completed the sale of Colorado-based Mountain View Bank of Commerce, in late January, marking the Corporation’s exit from the state of Colorado.

Capitol has also entered into agreements to sell its interests in four additional affiliates in various regions of the country.  Those transactions, pending regulatory approvals (and other contingencies), represent nearly $235 million of assets.  The four pending divestitures are anticipated to be completed in 2012.

About Capitol Bancorp Limited
Capitol Bancorp Limited, which was founded in 1988, is a community banking company that has a network of separately chartered banks in ten states and executive offices in Lansing, Michigan.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31			December 31
	2011	2010		2011	2010

Condensed consolidated results of operations:
Interest income	$23,618	$29,432		$103,793	$128,828
Interest expense	8,233	12,198		36,568	57,063
Net interest income	15,385	17,234		67,225	71,765
Provision for loan losses	4,259	19,206		41,362	148,275
Noninterest income	10,369	6,581		41,743	22,462
Noninterest expense	29,144	91,852		128,618	217,681
Loss from continuing operations before income
taxes	(7,649)	(87,243)		(61,012)	(271,729)
Income (loss) from discontinued operations	898	(4,978)		5,948	10,111

Net loss attributable to Capitol Bancorp Limited	$(6,516)	$(84,164)		$(45,427)	$(225,215)

Net loss attributable to Capitol Bancorp Limited per
common share	$(0.16)	$(3.95)		$(1.17)	$(11.16)
Book value (deficit) per common share at end of period	(2.76)	(3.10)		(2.76)	(3.10)
Common stock closing price at end of period	$0.09	$0.52		$0.09	$0.52
Common shares outstanding at end of period	41,040,000	21,615,000		41,040,000	21,615,000
Number of common shares used to compute net loss
per share:
Basic	41,019,000	21,305,000		38,817,000	20,186,000
Diluted	41,019,000	21,305,000		38,817,000	20,186,000

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2011	2011	2011	2011	2010
Condensed summary of consolidated financial position:
Total assets	$2,205,265	$2,468,957	$2,945,859	$3,196,962	$3,540,214
Portfolio loans(1)	1,664,209	1,758,933	1,879,686	1,996,768	2,084,176
Deposits(1)	2,009,847	2,111,418	2,208,417	2,299,503	2,369,072
Capitol Bancorp Limited stockholders' equity (deficit)	(108,084)	(95,831)	(72,421)	(56,425)	(61,854)
Total capital	$40,509	$55,622	$90,157	$110,090	$128,905

Key performance ratios:
Net interest margin	2.90%	2.97%	2.99%	3.15%	2.94%
Efficiency ratio	113.16%	138.91%	139.60%	87.58%	320.34%

Asset quality ratios:
Allowance for loan losses / portfolio loans	5.56%	5.72%	5.60%	5.58%	5.52%
Total nonperforming loans / portfolio loans	13.45%	13.73%	13.23%	11.86%	11.90%
Total nonperforming assets / total assets	14.72%	14.23%	12.65%	12.58%	12.03%
Net charge-offs (annualized) / average portfolio loans	3.24%	5.61%	3.32%	3.78%	4.05%
Allowance for loan losses / nonperforming loans	41.33%	41.70%	42.29%	47.02%	46.38%

Capital ratios:
Capitol Bancorp Limited stockholders' equity (deficit) / total assets	(4.90)%	(3.88)%	(2.46)%	(1.76)%	(1.75)%
Total equity / total assets	(4.93)%	(3.79)%	(2.00)%	(1.22)%	(1.09)%

(1) Amounts as previously reported have been adjusted to exclude amounts related to discontinued operations.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's consolidated results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
INTEREST INCOME:
Portfolio loans (including fees)	$23,192	$28,863	$102,099	$126,435
Loans held for sale	35	57	86	210
Taxable investment securities	61	57	233	359
Federal funds sold	3	2	9	10
Other	327	453	1,366	1,814
Total interest income	23,618	29,432	103,793	128,828

INTEREST EXPENSE:
Deposits	5,061	8,392	24,215	41,065
Debt obligations and other	3,172	3,806	12,353	15,998
Total interest expense	8,233	12,198	36,568	57,063

Net interest income	15,385	17,234	67,225	71,765

PROVISION FOR LOAN LOSSES	4,259	19,206	41,362	148,275
Net interest income (deficiency) after
provision for loan losses	11,126	(1,972)	25,863	(76,510)

NONINTEREST INCOME:
Service charges on deposit accounts	818	809	3,256	3,373
Trust and wealth-management revenue	701	918	3,246	4,200
Fees from origination of non-portfolio residential
mortgage loans	291	492	994	1,643
Gain on sale of government-guaranteed loans	128	202	1,552	818
Gain on debt extinguishment	--	--	16,861	1,255
Realized loss on sale of investment securities available
for sale	(10)	(361)	(10)	(351)
Other	8,441	4,521	15,844	11,524
Total noninterest income	10,369	6,581	41,743	22,462

NONINTEREST EXPENSE:
Salaries and employee benefits	11,573	12,880	49,851	58,099
Occupancy	2,730	3,149	10,200	12,300
Equipment rent, depreciation and maintenance	1,629	2,032	7,468	8,678
Costs associated with foreclosed properties and other
real estate owned	5,627	4,645	29,380	38,911
FDIC insurance premiums and other regulatory fees	1,935	3,425	9,457	13,709
Goodwill impairment		59,734		59,734
Other	5,650	5,987	22,262	26,250
Total noninterest expense	29,144	91,852	128,618	217,681

Loss before income tax benefit	(7,649)	(87,243)	(61,012)	(271,729)

Income tax expense (benefit)	127	(960)	(3,138)	(7,254)

Loss from continuing operations	(7,776)	(86,283)	(57,874)	(264,475)

Discontinued operations:
Income (loss) from operations of bank subsidiaries sold	296	(5,264)	2,582	3,641
Gain on sale of bank subsidiaries	999	2,405	5,495	15,784
Less income tax expense	397	2,119	2,129	9,314
Income (loss) from discontinued operations	898	(4,978)	5,948	10,111

NET LOSS	(6,878)	(91,261)	(51,926)	(254,364)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	362	7,097	6,499	29,149

NET LOSS ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED	$(6,516)	$(84,164)	$(45,427)	$(225,215)

NET LOSS PER COMMON SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED
(basic and diluted)	$(0.16)	$(3.95)	$(1.17)	$(11.16)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	December 31
	(Unaudited)
	2011	2010
ASSETS

Cash and due from banks	$43,613	$43,328
Money market and interest-bearing deposits	343,611	377,966
Federal funds sold	--	50
Cash and cash equivalents	387,224	421,344
Loans held for sale	2,936	5,587
Investment securities:
Available for sale, carried at fair value	25,082	15,489
Held for long-term investment, carried at
amortized cost which approximates fair value	2,737	2,893
Total investment securities	27,819	18,382
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	13,514	15,205
Portfolio loans:
Loans secured by real estate:
Commercial	973,045	1,164,488
Residential (including multi-family)	363,802	437,411
Construction, land development and other land	117,736	178,214
Total loans secured by real estate	1,454,583	1,780,113
Commercial and other business-purpose loans	192,851	280,352
Consumer	13,813	18,500
Other	2,962	5,211
Total portfolio loans	1,664,209	2,084,176
Less allowance for loan losses	(92,529)	(130,062)
Net portfolio loans	1,571,680	1,954,114
Premises and equipment	27,420	31,715
Accrued interest income	5,507	6,721
Other real estate owned	100,463	101,497
Other assets	17,037	13,235
Assets of discontinued operations	51,665	972,414

TOTAL ASSETS	$2,205,265	$3,540,214

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$348,817	$368,674
Interest-bearing	1,661,030	2,000,398
Total deposits	2,009,847	2,369,072
Debt obligations:
Notes payable and short-term borrowings	60,178	107,789
Subordinated debentures	149,156	167,586
Total debt obligations	209,334	275,375
Accrued interest on deposits and other liabilities	50,593	49,638
Liabilities of discontinued operations	44,138	884,810
Total liabilities	2,313,912	3,578,895

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 1,500,000,000 shares authorized;
issued and outstanding: 2011 - 41,039,767 shares
2010 - 21,614,856 shares	292,135	287,190
Retained-earnings deficit	(404,846)	(353,757)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Fair value adjustment (net of tax effect) for investment securities
available for sale (accumulated other comprehensive income)	70	156
Total Capitol Bancorp Limited stockholders' equity deficit	(108,084)	(61,854)
Noncontrolling interests in consolidated subsidiaries	(563)	23,173
Total equity deficit	(108,647)	(38,681)

TOTAL LIABILITIES AND EQUITY	$2,205,265	$3,540,214

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2011	2010(1)	2011	2010(1)

Allowance for loan losses at beginning of period	$102,167	$136,134	$130,062	$114,557

Allowance for loan losses of previously-discontinued bank subsidiary	--	--	2,380	--

Loans charged-off:
Loans secured by real estate:
Commercial	(7,933)	(4,010)	(34,558)	(49,823)
Residential (including multi-family)	(3,553)	(9,726)	(20,486)	(36,525)
Construction, land development and other land	(3,812)	(7,707)	(22,774)	(33,974)
Total loans secured by real estate	(15,298)	(21,443)	(77,818)	(120,322)
Commercial and other business-purpose loans	(1,761)	(7,433)	(18,805)	(25,184)
Consumer	(304)	(684)	(1,033)	(1,877)
Other	(2)	1	(2)	--
Total charge-offs	(17,365)	(29,559)	(97,658)	(147,383)
Recoveries:
Loans secured by real estate:
Commercial	1,891	1,651	5,033	3,126
Residential (including multi-family)	405	1,875	2,898	3,535
Construction, land development and other land	371	(84)	4,462	4,982
Total loans secured by real estate	2,667	3,442	12,393	11,643
Commercial and other business-purpose loans	717	686	3,746	2,726
Consumer	82	153	238	244
Other	2	--	6	--
Total recoveries	3,468	4,281	16,383	14,613
Net charge-offs	(13,897)	(25,278)	(81,275)	(132,770)
Additions to allowance charged to expense (provision for loan losses)	4,259	19,206	41,362	148,275

Allowance for loan losses at end of period	$92,529	$130,062	$92,529	$130,062

Average total portfolio loans for the period	$1,716,069	$2,159,221	$1,890,839	$2,323,453

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	3.24%	4.68%	4.30%	5.71%

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	December 31, 2011	September 30, 2011(1)	June 30, 2011(1)	March 31, 2011(1)

Nonaccrual loans:
Loans secured by real estate:
Commercial	$122,481	$134,363	$142,627	$140,851
Residential (including multi-family)	47,728	50,327	51,860	51,027
Construction, land development and other land	31,297	38,129	47,077	45,440
Total loans secured by real estate	201,506	222,819	241,564	237,318
Commercial and other business-purpose loans	18,002	18,654	22,883	28,725
Consumer	124	299	112	500
Other	--	3	--	--
Total nonaccrual loans	219,632	241,775	264,559	266,543

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	3,778	2,365	995	4,808
Residential (including multi-family)	259	1,245	106	688
Construction, land development and other land	--	689	--	2,374
Total loans secured by real estate	4,037	4,299	1,101	7,870
Commercial and other business-purpose loans	148	--	417	410
Consumer	38	638	78	19
Other	--	67	--	--
Total past due loans	4,223	5,004	1,596	8,299

Total nonperforming loans	$223,855	$246,779	$266,155	$274,842

Real estate owned and other repossessed assets	100,727	103,437	102,111	105,247

Total nonperforming assets	$324,582	$350,216	$368,266	$380,089

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2011	2010	2011	2010

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(6,516)	$(84,164)	$(45,427)	$(225,215)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic and diluted net loss per share)	41,019	21,305	38,817	20,186

Number of antidilutive stock options excluded from diluted net loss per share computation	2,163	1,746	2,163	1,746

Number of antidilutive unvested restricted shares excluded from basic and diluted net loss per share computation	21	310	21	310

Number of antidilutive warrants excluded from diluted net loss per share computation	1,326	1,326	1,326	1,326

Net income (loss) per common share attributable to Capitol Bancorp Limited:
From continuing operations	$(0.18)	$(3.77)	$(1.32)	$(11.76)
From discontinued operations	0.02	(0.18)	0.15	0.60

Total net loss per common share attributable to Capitol Bancorp Limited	$(0.16)	$(3.95)	$(1.17)	$(11.16)

AVERAGE BALANCES (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2011	2010	2011	2010

Portfolio loans(1)	$1,716,069	$2,159,221	$1,890,839	$2,323,453
Earning assets(1)	2,118,840	2,624,505	2,293,225	2,865,559
Total assets	2,309,445	3,873,673	2,821,131	4,580,606
Deposits(1)	2,069,040	2,498,957	2,207,056	2,712,515
Capitol Bancorp Limited stockholders' equity (deficit)	(101,366)	7,142	(75,189)	84,786

(1)	Amounts as previously reported have been adjusted to exclude amounts related to discontinued operations.

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Central Arizona Bank	Scottsdale, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
High Desert Bank	Bend, Oregon

Southeast Region:
First Carolina State Bank	Rocky Mount, North Carolina
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia